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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  COMMISSION FILE NUMBER 0-27697



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
(CHECK                  / / Form                / / Form                / / Form              /X/ Form               / / Form N-SAR
ONE):                   10-K                    20-F                    11-K                  10-QSB


                        For Period Ended: September 30, 2002
                        / / Transition Report on Form 10-K
                        / / Transition Report on Form 20-F
                        / / Transition Report on Form 11-K
                        / / Transition Report on Form 10-Q
                        / / Transition Report on Form N-SAR
                        For the Transition Period Ended:
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.


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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:




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PART I - REGISTRANT INFORMATION


SOLUTIONNET INTERNATIONAL, INC.
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Full name of Registrant


          N/A
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Former name if Applicable

1594 Centre Pointe Drive
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Address of Principal Executive Office (Street and Number)

Milpitas, California  95035
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   |X|  (a)        The reasons described in reasonable detail in Part III of
                   this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Registrant has been unable to complete the quarter ended September 30, 2002 closing of its books and records as all necessary and required information and data is not fully complete or available. Additional time is necessary to enable Registrant to prepare and have completed its quarterly report on Form 10-QSB for the quarter ended September 30, 2002.



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PART IV OTHER INFORMATION

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(1)                                   Name and telephone number of person to contact in regard to this notification


                                      Suresh Venkatachari                           408                               934-9748
                                      -------------------                   ------------------                   ------------------
                                            (NAME)                              (AREA CODE)                      (TELEPHONE NUMBER)


(2)                                   Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange
                                      Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                      If answer is no, identify report(s).

                                                                                                                 / / Yes     |X| No

                                      Form 10-KSB for the year ended December 31, 2001
                                      Form 10-QSB for the quarter ended March 31, 2002.
                                      Form 10-QSB for the quarter ended June 30, 2002.

(3)                                   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                                                                 / / Yes     |X| No

                                      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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SOLUTIONNET INTERNATIONAL, INC.
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(NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    November 14, 2002                   By   /s/  Suresh Venkatachari



                                                 Suresh Venkatachari, President,

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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                                    ATTENTION


                 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
                     CONSTITUTE FEDERAL CRIMINAL VIOLATIONS
                              (SEE 18 U.S.C. 1001).


                              GENERAL INSTRUCTIONS

   1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

   2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule O-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

   3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

   4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

   5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).